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                                                                    EXHIBIT 11.1


                           MOTORVAC TECHNOLOGIES,INC.
                   CALCULATION OF PROFORMA NET LOSS PER SHARE
                  FOR THE THREE MONTHS ENDED JUNE 30, 1996 AND
                     FOR THE SIX MONTHS ENDED JUNE 30, 1996

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                                                                         THREE MONTHS   SIX MONTHS
                                                                             ENDED         ENDED
                                                                         JUNE 30, 1996  JUNE 30, 1996
                                                                         -------------  -------------
Proforma Net Loss:

Net Loss                                                                     (317,407)     (809,404)
Proforma Reduction of Interest Expense                                         26,153       132,416
                                                                           ==========    ==========
Proforma Net Loss                                                            (291,254)     (676,988)
                                                                           ==========    ==========

Proforma Weighted Average Outstanding Common and
         Common Equivalent Shares:

Common Stock Outstanding, December 31, 1995                                   948,000       948,000

Common stock equivalents:
         Conversion of Series A Preferred Stock                               966,247       966,247
         Conversion of Series B Preferred Stock                               570,150       570,150
         Common Shares Issued in Initial Public Offering                    1,100,000     1,100,000
                Weighting of initial public offering stock                    809,890       404,945
         Conversion of $4,410,300 of Notes Payable to Related party           820,521       820,521
Common stock issued in Overallotment on June 15,1995                          110,000       110,000
         Weighting of overallotment Stock (15  days)                           18,132         9,066
                                                                           ----------    ----------
Common Stock Equivalents before below                                       4,132,940     3,718,929

         Incremental Shares, assuming exercise of options granted
                after June 30, 1996                                            11,624         4,294
         Weighting of incremental shares from options (eliminated
                if increases loss per share)                                       0             0
         Incremental Shares Related to repayment of Interest                    4,866        24,636
                                                                           ----------    ----------
         Total Incremental Shares                                               4,866        24,636
                                                                           ----------    ----------
Proforma Weighted Average Outstanding Common and
         Common Equivalent Shares                                           4,137,806     3,743,565
                                                                           ==========    ==========

Proforma Net Loss per Common Share and Common
Share equivalent                                                              -0.0704       -0.1808
                                                                           ==========    ==========

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